Exhibit 8.2

600 West Broadway, Suite 1800
San Diego, California 92101-3375
Tel: +1.619.236.1234 Fax: +1.619.696.7419
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
December 12, 2007	Hamburg	Paris
	Hong Kong	San Diego
Visual Sciences, Inc.	London	San Francisco
10182 Telesis Court, 6th Floor	Los Angeles	Shanghai
San Diego, California 92121	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.
     Re: Agreement and Plan of Reorganization by and among Omniture, Inc., Voyager Acquisition Corp, and Visual Sciences, Inc., dated as of October 25, 2007
Ladies and Gentlemen:
     We have acted as counsel to Visual Sciences, Inc., a Delaware corporation (the “Company”), in connection with the transactions described in that certain Agreement and Plan of Reorganization dated as of October 25, 2007, by and among Omniture, Inc., a Delaware corporation (“Parent”), Voyager Acquisition Corp, a Delaware corporation (“Merger Sub”) and the Company (the “Merger Agreement”) (such transactions, as defined in the Merger Agreement, the “Merger”). This opinion is being delivered in connection with Parent’s Registration Statement on Form S-4, as amended, relating to the proposed Merger pursuant to the Merger Agreement (the “Registration Statement”) to which this opinion appears as an exhibit and which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement/Prospectus”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
     In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) representations by Parent and Merger Sub and by the Company in their respective letters which will be delivered to us at the time of the Closing substantially in one of the two forms attached to the Merger Agreement as Exhibit B-1 and Exhibit B-2 (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
     In addition, we have assumed, with your consent, that:
1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;
2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration

Visual Sciences, Inc.
December 12, 2007

Statement, and the Merger will be effective under the laws of the State of Delaware;
3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;
4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and
5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.
          Based upon and subject to the foregoing, and subject to the exceptions, assumptions, qualifications and limitations stated in the Registration Statement and the exceptions, limitations and qualifications set forth below, we hereby confirm that the statements under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. We express no opinion as to any laws other than the United States federal income tax laws as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
2. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions

Visual Sciences, Inc.
December 12, 2007

thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.
     This opinion is rendered only to you, and is solely for your use in connection with the filing of the Company’s Joint Proxy Statement/Prospectus upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of United States federal securities laws. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Latham & Watkins LLP